MASTER SERVICES AGREEMENT

THIS AGREEMENT is made as of the 1st day of November, 2014 by and between Manning & Napier Fund, Inc. (the “Fund”), and Manning & Napier Advisors LLC (“MNA”).

WITNESSETH:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain MNA to provide certain services on behalf of the Fund, as set forth in the Appendices to this Agreement, and MNA is willing so to serve.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    Appointment.    The Fund hereby appoints MNA to perform such services and to serve such functions on behalf of the Fund as set forth in the Appendices to this Agreement, on the terms set forth in this Agreement and the Appendices hereto. MNA accepts such appointment and agrees to furnish such services and serve such functions. The Fund may have currently outstanding one or more series (the “Series”) or classes of its shares of common stock, par value $0.01 per share (“Shares”) and may from time to time hereafter issue separate series or classes of its Shares or classify and reclassify Shares of any series or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing series and classes and any additional series and classes unless the parties shall otherwise agree in writing.

2.    Delivery of Documents.    The Fund has furnished MNA with copies properly certified or authenticated of the following documents and will furnish MNA from time to time with copies, properly certified or authenticated, of all amendments of or supplements thereto, if any:

(a) Resolutions of the Fund’s Board of Directors authorizing the appointment of MNA to act in such capacities on behalf of the Fund as set forth in the Appendices to this Agreement, and the entering into of this Agreement by the Fund;

(b) The Fund’s Articles of Incorporation and all amendments thereto (the “Charter”) and the Fund’s By-Laws and all amendments thereto (the “By-Laws”);

(c) The Fund’s most recent Registration Statement on Form N-lA under the Securities Act of 1933, as amended (the “1933 Act”) and under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) relating to the Shares; and

(d) Copies of the Fund’s most recent prospectus or prospectuses, including amendments and supplements thereto (collectively, the “Prospectus”).

3.    Services to be Provided; Fees.    During the term of this Agreement, MNA shall perform the services and act in such capacities on behalf of the Fund as set forth herein and in the Appendices to this Agreement. For the services performed by MNA for the Fund, the Fund will compensate MNA in such amounts as may be agreed to from time to time by the parties in writing on Schedule A to this Agreement. MNA may delegate at its own expense, subject to the approval of the Board of Directors of the Fund, any of its duties under this Agreement or the Appendices attached hereto to a third party provider of services. Subject to Board approval, MNA and the Fund may enter into one or more separate agreements, such as the Shareholder Services Agreement pursuant to the Shareholder Servicing Plan, that require MNA to perform services for the Fund that are in addition to the services being performed by MNA under this Agreement, and the Fund may compensate MNA for such services pursuant to the terms of such other agreements.

4.    Records.    The books and records pertaining to the Fund which are in the possession of MNA, or any sub-agent to which MNA has delegated services hereunder, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during MNA’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by MNA to the Fund or the Fund’s authorized representative at the Fund’s expense.

5.    Cooperation With Accountants.    In addition to any obligations set forth in an Appendix hereto, MNA shall cooperate with the Fund’s independent accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of such accountants’ opinion of the Fund’s financial statements or otherwise, as such may be required by the Fund from time to time.

6.    Compliance with Governmental Rules and Regulations.    The Fund assumes full responsibility for insuring that the Fund complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”), the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction. MNA undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the Commodities Exchange Act (if applicable), and all laws, rules and regulations of governmental authorities having jurisdiction with respect to the performance by MNA of its duties under this Agreement, including the Appendices hereto.

7.    Expenses.

(a) MNA shall bear all expenses of its employees and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund’s directors and officers who are employees of MNA; provided that the Fund shall pay allocated compensation of its Chief Compliance Officer, even if that Fund officer is an employee of MNA.

(b) The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: the fees of the Fund’s investment advisor, administrator and distributor; the charges and expenses of any registrar, any custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers’ commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and its Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund’s shareholders; all expenses of shareholders’ and directors’ meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or members of any advisory board or committee other than such directors or members who are “interested persons” of the Fund (as defined in the 1940 Act); all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Shares; charges and expenses of legal counsel, including counsel to the directors of the Fund who are not “interested persons” of the Fund (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; a portion of membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund’s operation unless otherwise explicitly provided herein.

8.    Liability; Indemnification.    Neither MNA nor any of its officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement, including the Appendices hereto, relates, except a loss resulting from willful misfeasance, bad faith or negligence on its or their part in the performance of, or from reckless disregard by it or them of, it’s or their obligations and duties under this Agreement. The Fund agrees to indemnify and hold harmless MNA and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as currently in existence or as amended from time to time) and expenses, including (without limitation) attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which MNA takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Fund; provided, that neither MNA nor any of its nominees shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of MNA’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. Notwithstanding anything else in this Agreement or any Appendix hereto to the contrary, MNA shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer as a consequence of MNA’s performance of the services provided in this Agreement or any Appendix hereto.

9.    Responsibility of MNA.    MNA shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by MNA in writing. In the performance of its duties hereunder, MNA shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement, but MNA shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of MNA or reckless disregard by MNA of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, MNA shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of MNA’s performance of the services provided hereunder.

10.    Non-Exclusivity.    The services of MNA to the Fund are not to be deemed exclusive and MNA shall be free to render accounting or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of MNA may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers and employees of MNA to the extent permitted by law; and that directors, officers and employees of MNA are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

11.    Notice.    Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to the Fund at 290 Woodcliff Dr., Fairport, New York, 14450, Attention: Corporate Secretary, or to MNA at 290 Woodcliff Dr., Fairport, New York, 14450 Attention: Corporate.

12.    Miscellaneous.

(a) This Agreement shall become effective as of the date first above written and shall remain in force until terminated; provided that the fee schedule shall take effect as of November 1, 2014. This Agreement or any Appendix hereto, may be terminated at any time without the payment of any penalty, by either party hereto on sixty (60) days’ written notice to the other party.

(b) This Agreement shall be construed in accordance with the laws of the State of New York.

(c) If any provisions of this Agreement shall be held or made invalid in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

(d) Except as otherwise specified in the Appendices hereto, MNA shall be entitled to rely on any notice or communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

(e) MNA agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or potential shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where MNA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

(f) Any part of this Agreement or any Appendix attached hereto may be changed or waived only by an instrument in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Manning & Napier Fund, Inc.

By:	/s/ B. Reuben Auspitz

Name: B. Reuben Auspitz
Title: President

Manning & Napier Advisors, LLC

By:	/s/ Michelle Thomas

Name: Michelle Thomas
Title: Corporate Secretary

ACCOUNTING SERVICES APPENDIX

to the MASTER SERVICES AGREEMENT

This Appendix is hereby incorporated into and made a part of the Master Services Agreement dated as of November 1, 2014, (the “Master Services Agreement”) between Manning & Napier Fund, Inc. and Manning & Napier Advisors, LLC. Defined terms not otherwise defined herein shall have the meaning set forth in the Master Services Agreement.

1.	Description of Services. MNA will perform the following accounting functions if required:

(a)	Maintenance of Books and Records. MNA will keep and maintain the books and records of the Fund for each Series pursuant to Rule 3la-1 under the Investment Company Act of 1940 (the “Rule”).

(b)	Performance of Daily Accounting Services. MNA shall perform the following accounting services daily for each series of the Fund:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Series (the “Adviser”) and verify and transmit and reconcile trades to the Fund’s custodian (the “Custodian”) for proper settlement, including a monthly reconciliation with the Custodian;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Board of Directors, of if such quotes or rates are unavailable, then obtain the same from the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that PNC shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall PNC have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value and transmit NAV to third parties as instructed by the Company;

(xvi)	perform multi-class accounting;

(xvii)	perform necessary steps in any corporate actions; and

(xvi)	As appropriate, compute yields, total return (including on an after tax basis), expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

(c)	Sub-Accounting Agent Services. MNA will oversee and supervise all services provided by a sub-accounting agent.

2.	Liaison With Accountants. In addition to MNA’s obligations relating to the Fund’s independent Accountants set forth in the Master Services Agreement, MNA shall act as liaison with the Fund’s independent accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules.

3.	Compensation. For services performed by MNA pursuant to this Appendix, the Fund will pay to MNA compensation for such services as the parties may agree to from time to time in writing, set forth in, Schedule A, hereto, as such Schedule may be amended from time to time.

TRANSFER AGENT SERVICES APPENDIX

to the MASTER SERVICES AGREEMENT

This Appendix is hereby incorporated into and made a part of the Master Services Agreement dated as of November 1, 2014, (the “Master Services Agreement”) between Manning & Napier Fund, Inc. and Manning & Napier Advisors, LLC. Defined terms not otherwise defined herein shall have the meaning set forth in the Master Services Agreement.

1.     Description of Services.     MNA will perform the following transfer agent functions if required:

(a)	Maintenance of Books and Records. MNA will keep and maintain the books and records of the Fund for each Series pursuant to Rule 3la-1 under the Investment Company Act of 1940 (the “Rule”).

(b)	Performance of Transfer Agent Services. MNA shall perform the following transfer agent services daily for each series of the Fund:

i)	General Services:

(1)	Services to be provided on an ongoing basis to the extent applicable to a particular Series:

(i)          Calculate and issue 12b-1 payments to appropriate third parties;

(ii)         Maintain shareholder registrations;

(iii)        Open and maintain accounts based on new account applications received in good order; review and process other transaction requests to the extent provided for herein in accordance with applicable provisions; and correspond with shareholders to complete and correct information related to applications and transaction requests not in good order;

(iv)        Direct payment processing of checks or wires;

(v)         Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)        Prepare and mail to shareholders confirmation of activity;

(vii)       Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(viii)      Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly;

(ix)        Provide periodic shareholder lists and other statistics and information relating to shareholders pursuant to files and reports, as requested by the Fund;

(x)         Provide detailed data for underwriter/broker confirmations;

(xi)        Prepare periodic mailing of year-end tax and statement information;

(xii)       Notify on a timely basis the Fund’s investment adviser, accounting agent, and custodian of share activity;

(xiii)      Perform other participating broker-dealer shareholder services as may be agreed upon in writing from time to time;

(xiv)      Accept and post daily share purchases and redemptions;

(xv)       Accept, post and perform shareholder transfers and exchanges;

(xvi)      Provide shareholders access to information about their accounts and transactional capabilities;

(xvii)     Provide shareholders with access to automated voice response system;

(xviii)    Provide Fund with access to various systems;

(xix)      Remediation services, as required; and

(xx)       Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

(2)    Purchase of Shares.     Issue and credit an account of an investor, in the manner described in the Fund’s prospectus, as appropriate, to the extent described therein, once it receives:

(i)	A purchase order in completed proper form;
(ii)	Proper information to establish a shareholder account; and
(iii)	Confirmation of receipt or crediting of funds for such order to the fund custodian.

(3)    Redemption of Shares.     Process requests to redeem shares as follows:

(i) All requests to transfer or redeem shares and payment therefore shall be made in accordance with a Fund’s prospectus, as appropriate, to the extent described therein, when the shareholder tenders shares in proper form, accompanied by such documents as reasonably may be deem necessary.

(ii) Such redeemed shares shall be reflected on appropriate accounts maintained reflecting outstanding shares of the particular Series and shares attributed to individual accounts.

(4)    Dividends and Distributions.     Upon receipt of instructions containing all requisite information that may be reasonably requested, including payment directions and authorization, shares in payment of the dividend or distribution shall be issued, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in a Fund’s prospectus.

(5)    Communications to Shareholders.     Subject to receipt of timely instructions where appropriate, MNA shall mail all communications by a Series to its shareholders, including:

(i)	Reports to shareholders;
(ii)	Confirmations of purchases and sales of Fund shares;
(iii)	Monthly or quarterly statements;
(iv)	Dividend and distribution notices; and
(v)	Tax form information.

(6)    Records.     Records shall be maintained of the accounts for each shareholder showing the following information to the extent received:

(i)      Name, address and United States Tax Identification or Social Security number;

(ii)     Number and class of shares held;

(iii)    Historical information regarding the account of each shareholder, including the date and price for all transactions on a shareholder’s account and, dividends and distributions paid;

(iv)    Any stop or restraining order placed against a shareholder’s account;

(v)     Any correspondence relating to the current maintenance of a shareholder’s account; and

(vi)    Information with respect to tax withholdings.

(7)    Cost Basis Reporting.     In accordance with IRS Regulations, utilizing relevant information provided in the ordinary course of performing the services, report cost basis information to shareholders on an average cost basis by tax year and shares, except when the shareholder requests such reporting to occur on another basis permitted.

(ii)    Anti-Money Laundering Program Services.

(1)     Anti-Money Laundering.    Perform reasonable actions necessary to assist the Fund in complying with Section 352 of the USA PATRIOT Act.

(2)     Foreign Account Due Diligence.    Perform reasonable actions necessary to assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act.

(3)     Customer Identification Program.    Perform reasonable actions necessary to assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act.

(4)    FinCEN Requests Under USA PATRIOT Act Section 314(a).    Perform reasonable actions necessary to assist the Fund with respect to FinCEN Section 314(a) information requests received by the Fund.

(5)    U.S. Government List Matching Services.    Compare appropriate list matching data.

(iii)    Red Flags Services.

Maintain, or cause to be maintained, written controls reasonably designed to detect the occurrence of Red Flags (meaning a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of identity theft affecting a registered owner or a covered person) in connection with (i) account opening and other account activities and transactions conducted directly, and (ii) transactions effected directly by covered persons in covered accounts.

(c)	Sub-Transfer Agent Services. MNA will oversee and supervise all services provided by a sub-transfer agent.

2.     Compensation.     For services performed by MNA pursuant to this Appendix, the Fund will pay to MNA compensation for such services as the parties may agree to from time to time in writing, set forth in, Schedule A, hereto, as such Schedule may be amended from time to time.

FUND ADMINISTRATION APPENDIX

to the MASTER SERVICES AGREEMENT

This Appendix is hereby incorporated into and made a part of the Master Services Agreement dated as of November 1, 2014, (the “Master Services Agreement”) between Manning & Napier Fund, Inc. and Manning & Napier Advisors, LLC. Defined terms not otherwise defined herein shall have the meaning set forth in the Master Services Agreement.

1.	Description of Services on a Continuous Basis. MNA will perform the following administration functions if required:

(a)	Maintenance of Books and Records. MNA will keep and maintain the books and records of the Fund for each Series pursuant to Rule 3la-1 under the Investment Company Act of 1940 (the “Rule”).

(b)	Performance of Administration Services. MNA shall perform the following administration services daily for each series of the Fund:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Series and Fund statistical data as requested on an ongoing basis;

(iv)	Provide compliance policies and procedures related to services covered under Rule 38a-l under the 1940 Act; summaries of such policies and procedures;

(v)	Prepare and file with the SEC (or coordinate with the Fund’s financial printer the SEC filing of) the Fund’s Semi-Annual Reports on Form N- SAR;

(vi)	Prepare, and coordinate with the Fund’s financial printer, the SEC filing of the Fund’s annual, semi-annual, and quarterly shareholder reports, and prepare and coordinate with the Fund’s financial printer the SEC filing of Forms N-CSR, N-Q and Form N-PX;

(vii)	Monitor each Series’ status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended (“Sub-chapter M);

(viii)	Provide information (such as NAV, performance, holdings) to third parties

(ix)	Draft the annual update to the Fund’s registration statement, periodic supplements and summary prospectus(es) and coordinate the SEC filing of these documents with the Fund’s financial printer.

(x)	Tax Services including:

a.	Prepare annual tax provision/components of capital analysis;
b.	Provide tax footnote disclosure information;
c.	Prepare annual excise provision;
d.	Provide required amount of distribution from ordinary income and capital gains for excise distribution purposes in conjunction with Sub-chapter M distribution requirements;
e.	Assist in 1099-DIV year-end reporting;
f.	Such other tax accounting duties as the parties may mutually agree in writing.

(xi)	Uncertain tax services including:

a.	Identification and documentation of all material tax positions taken by the Fund during each of its fiscal years (each such fiscal year being a “Review Period”);
b.	Review of the Fund’s: (A) tax provision work papers, (B) excise tax distribution work papers, (C) income and excise tax returns, (D) tax policies and procedures, and (E) Subchapter M compliance work papers;
c.	Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;
d.	Review of relevant statutory authorities;
e.	Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;
f.	Review of standard mutual fund industry practices, to the extent such practices are known to or may reasonably be determined; and
g.	Delivery of a written report to the Fund with respect to the above.

(c)	Sub-Administration Agent Services. MNA will oversee and supervise all services provided by a sub-administration agent.

2.	Compensation. For services performed by MNA pursuant to this Appendix, the Fund will pay to MNA compensation for such services as the parties may agree to from time to time in writing, set forth in, Schedule A, hereto, as such Schedule may be amended from time to time.

SCHEDULE A To the Master Services Agreement

I.	Administration and Accounting

A.	The following fees apply to the Fund’s Series that are not fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the Series’ aggregate average net assets and paid monthly:

0.0085% of the Series’ first $25 billion of average net assets;

0.0075% of the Series’ next $15 billion of average net assets; and,

0.0065% of the Series’ average net assets in excess of $40 billion.

ii.	Financial Administration Monthly Base Fee:

The monthly base fee will be $1,250 for each Series.

B.	The following fees apply to the Fund’s Series that are fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the fund-of-funds’ aggregate average net assets and paid monthly:

0.00225% of the fund-of-funds’ average net assets.

ii.	Accounting Monthly Base Fee:

The monthly base fee for accounting services will be $1,250 per fund-of-fund.

iii.	Financial Administration Monthly Base Fee:

The monthly base fee for financial administration services will be $1,250 per fund-of-fund.

II.	Regulatory Administration

i.	Regulatory Administration Services Fees:

$25,000 per annum per Fund plus $5,400 per Series per year

ii.	ArcProspectus Services:

$150 per published page (estimate based on two annual registration statement updates)

iii.	Base 38a-1 Compliance Support Service Fees:

For base compliance support services, MNA will charge $7,500 per year for (i) administration and accounting and (ii) transfer agency service lines.

iv.	Regulatory Filing Services Fees:

Form N-CSR filing fee:

$2,500 per filing for annual report

$1,500 per filing for semi-annual report

Form N-Q filing fee:

First Series	Each additional Series
$750 per filing	$375 per filing

Form NPX filing fee:

$2,500 base and $500 per additional Investment Adviser.

III.	Financial Typesetting Fees:

40 Act Financial Reporting Service Fee-per Series Included per year

Financial Typesetting Fee	$150 per page
N-Q Preparation	$25 per page
Minimum N-Q Preparation fee	$750 per N-Q filing
Charts and Graphs	$97 per graph for set up
Charts and Graphs	$85 per graph for changes
N-SAR Fee	$250 per Series per year
Programming and Implementation-per hour	$125 per hour

IV.	Additional Fees:

i.	Tax Services Fees:

Single-managed Series:	$8,750 per single-managed Series per year
ASC 740 Services (f/k/a Fin 48):	$1,250 per Series per year

ii.	Monthly Multiple Manager Fee:

$1,250 per unaffiliated manager, with the exception of affiliated Derivatives management (Options/Futures) for each unaffiliated manager.

iii.	Monthly Multiple Class Fee:

$500 per class, for each class beyond the first class in each Series

iv.	Fair Value Services:

$500 per Series per month.

V.	TRANSFER AGENCY SERVICES

The following fees and services apply to the Series, except as noted:

1)	Account Fee:

Active direct (first 75,000 accounts)	$12.79 per account per annum
Active direct (in excess of 75,000 accounts)	$12.50 per account per annum
Active NSCC Level III and Dealer 1100	$ 7.23 per account per annum
(first 150,000 accounts)
Active NSCC Level III and Dealer 1100	$ 7.00 per account per annum
(in excess of 150,000 accounts)
Inactive Account (first 200,000 accounts)	$ 1.83 per account per annum
Inactive Account (in excess of 200,000 accounts)	$ 1.50 per account per annum

Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive/closed accounts that have been inactive/closed for at least 18 months are generally purged at least annually and, may be purged more frequently, as many as four times per year. Fees will not be prorated. Any part of a month for which services are provided will be billed as a full month.

2)	Other Fees:

Compliance/Regulatory Fees:

The compliance fee will be 5% of the total account fees described in Section 1 above.

Services to be provided include anti-money laundering, customer identification program, SSAE-16 reporting, summary of policies and procedures and red flag services.

IRA Custodian Fee:*

The IRA Custodian Fee will be $13.50 per IRA account per annum

* For the purpose of this fee, an account is defined as a single account number which may have multiple funds within it.

Cost Basis Accounting Fee:

$1.68 per eligible account per year

VI.	OUT-OF-POCKET EXPENSES

In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out –of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:

•	Independent Security Market Quote Costs*:

Domestic equities	$0.17	Foreign equities	$0.67
Domestic bonds	$0.49	Foreign bonds	$1.10
Money market inst.	$0.49	CMO/asset-backed	$0.89
Municipal bonds	$0.69	Broker/manually	$1.05
		priced securities
Bank loans	$0.80	Options	$0.25

Fair Value Services                          as quoted by provider

*Prices are subject to change as a result of third party vendors.

•	Courier and other delivery charges
•	Telephone costs
•	Banking costs
•	NSCC/FundSERV fees
•	Printing, process, and mailing costs (e.g. statements and confirms)
•	Data delivery costs
•	Various systems access, including base fees and additional per access fee, including but not limited to 22c-2 system, voice response, data repository, shareholder and other system access.

VII.	MISCELLANEOUS

Upon thirty (30) days prior written notice MNA may increase fees once each year (November 1 - October 31) by the lesser of (i) 1.5%, or (ii) the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor, since November 1, 2014 or the last such adjustment in the fees subsequent to November 1, 2014 pursuant to this paragraph. MNA must invoke this clause (give the written notice provided for above) with respect to a particular contract year or with respect to a 12-month period commencing within such year within 120 days of the end of the prior year.